ImmuCell Announces Results for Third Quarter of 2015

Total Sales Increase 40% During Third Quarter and First Nine Months; EPS of $0.11 and $0.29 During Three-Month and Nine-Month Periods Ended September 30, 2015, Respectively

PORTLAND, ME -- (Marketwired - November 12, 2015) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries, today announced financial results for its third quarter ended September 30, 2015.

2015 Third Quarter Financial Overview:

--  Total sales increased 40% to $2.47 million compared to third quarter
    2014;
--  13th consecutive quarter of positive sales growth and 19th quarter of positive sales growth out of the last 20 quarters (in comparison to the same quarters of the prior years);
--  Total sales increased 40% to $7.53 million compared to first nine months of 2014;
--  First Defense(R) sales increased 43%, or $2.08 million, compared to first nine months of 2014;
--  Net income of $351,000, or $0.11 per diluted share, during third quarter
    2015 compared to net income of $10,000, or $0.00 per diluted share, during third quarter 2014;
--  Net income of $924,000, or $0.29 per diluted share, during first nine months of 2015 in contrast to net (loss) of ($298,000), or ($0.10) per share, during first nine months of 2014;
--  Net cash provided by operating activities of $2.07 million during first nine months of 2015 in comparison to $50,000 during first nine months of
    2014;
--  Net cash provided by operating activities of $2.32 million during the twelve-month period ended September 30, 2015 in comparison to $134,000 during the twelve-month period ended September 30, 2014; and
--  Cash, cash equivalents, short-term investments and long-term investments of $6.68 million as of September 30, 2015.

Other Milestones/Developments:

--  During the third quarter of 2015, the Company closed on a $2.5 million secured debt financing;
--  During the fourth quarter of 2015, the Company extended its contract with Plas-Pak, Inc. covering the supply of its proprietary syringe for
    Mast Out(R) through December 31, 2020;
--  Investment to increase liquid processing production capacity for First
    Defense(R) by 50% completed during fourth quarter 2015; and
--  Investment to increase freeze-drying production capacity for First
    Defense(R) by 100% proceeding on schedule and expected to be completed before the end of first quarter 2016.

Other Financial Results for Third Quarter of 2015:

ImmuCell's product sales are normally seasonal, with higher sales expected during the first quarter. Total product sales during the three-month period ended September 30, 2015 increased by 40%, or $702,000, to $2,472,000 from $1,770,000 during the same period in 2014. Total product sales during the nine-month period ended September 30, 2015 increased by 40%, or $2,143,000, to $7,534,000 from $5,392,000 during the same period in 2014. Total product sales during the trailing twelve months ended September 30, 2015 increased by 40%, or $2,789,000, to $9,740,000 from $6,951,000 during the same period in 2014. The Company held a backlog of orders for First Defense(R) aggregating approximately $1,554,000 as of September 30, 2015.

Sales of First Defense(R) and related product line extensions increased by 43% during the first nine months of 2015, in comparison to the same period in 2014. ImmuCell's sales and marketing team is doing an effective job introducing First Defense(R) to new customers and communicating how the product provides Immediate Immunity(TM) to newborn calves, generating a dependable return on investment to dairy and beef producers. Sales also benefited from a strong beef price and from the temporarily interrupted supply to the market of a competitive product. This new level of sales demand has exceeded the Company's current production capacity and available inventory, resulting in a backlog of First Defense(R) orders.

Product development expenses decreased by 16%, or $59,000, to $302,000 during the third quarter of 2015, as compared to $361,000 during the same period in 2014. Product development expenses aggregated 12% and 20% of product sales during the third quarters of 2015 and 2014, respectively. Product development expenses decreased by 47%, or $812,000, to $904,000 during the first nine months of 2015 as compared to $1,716,000 during the same period in 2014. Product development expenses aggregated 12% and 32% of product sales during the first nine months of 2015 and 2014, respectively. The higher expenses during the 2014 periods were largely the result of expenses incurred in connection with the Company's small-scale Nisin production plant investment.

Income before income taxes was approximately $612,000 during the third quarter of 2015 in comparison to income before income taxes of $30,000 during the same period in 2014. Net income was $351,000, or $0.11 per diluted share, during the third quarter of 2015 in comparison to net income of $10,000, or $0.00 per diluted share, during the same period in 2014.

Income before income taxes was approximately $1,634,000 during the first nine months of 2015 in contrast to a (loss) before income taxes of ($444,000) during the same period in 2014. Net income was $924,000, or $0.29 per diluted share, during the first nine months of 2015 in contrast to net (loss) of ($298,000), or ($0.10) per share, during the same period in 2014.

Management's Discussion:

Michael F. Brigham, President and CEO, commented, "As we continue to benefit from strong increases in First Defense(R) product sales, we are completing the investments necessary to increase our production capacity to fill the current backlog of orders, and we are taking the initial steps towards constructing our own facility for the commercial-scale production of Nisin for Mast Out(R)."

Mr. Brigham continued, "Our registration statement on Form S-3 filed with the SEC for the potential issuance of up to $10 million in equity (subject to certain limitations) became effective on November 10, 2015. While we monitor market conditions going forward, we are also exploring additional debt financing to secure the capital necessary to bring Mast Out(R) to market, subject to FDA approval."

"We continue to execute on the two core components of our business strategy," Mr. Brigham added. "First, we are expanding the market penetration of First Defense(R), our best-in-class treatment for calf scours. The addition of a bovine rotavirus disease claim to our existing claims against E. coli and coronavirus infections could allow us to bring the first passive antibody product with this breadth of disease claims to market in 2016. Second, we are advancing the development of Mast Out(R), our novel treatment for subclinical mastitis in lactating dairy cows. Our ground-breaking product innovation is unlike all other mastitis treatments on the market today that are all sold subject to a milk discard period. Our goal is to revolutionize the way mastitis is treated by making earlier treatment of subclinical infections economically feasible by not requiring a milk discard or meat withhold during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition."

Conference Call

Interested parties can access the conference call by dialing (866) 652-5200 or (412) 317-6060 at 4:30 PM EST today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10075804. A live Internet webcast will be available at https://www.webcaster4.com/Webcast/Page/1214/11559 and a webcast replay will be available for 90 days at the same address.

About ImmuCell

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

               Unaudited Condensed Statements of Operations

                                    For the Three-Month  For the Nine-Month
                                       Periods Ended       Periods Ended
                                       September 30,       September 30,
                                    ------------------- -------------------
(In thousands, except per share
 amounts)                              2015      2014      2015      2014
                                    --------- --------- --------- ---------

Product sales                          $2,472    $1,770    $7,534    $5,392
Cost of goods sold                        860       692     2,941     2,285
                                    --------- --------- --------- ---------
  Gross margin                          1,612     1,078     4,593     3,107

Sales, marketing and administrative
 expenses                                 683       676     2,028     1,796
Product development expenses              302       361       904     1,716
                                    --------- --------- --------- ---------
    Operating expenses                    985     1,037     2,932     3,512
                                    --------- --------- --------- ---------

NET OPERATING INCOME (LOSS)               627        41     1,661      (405)

Other expenses, net                        15        11        27        39
                                    --------- --------- --------- ---------

INCOME (LOSS) BEFORE INCOME TAXES         612        30     1,634      (444)

Income tax expense (benefit)              261        20       710      (146)
                                    --------- --------- --------- ---------

NET INCOME (LOSS)                        $351       $10      $924     ($298)
                                    ========= ========= ========= =========

Weighted average common shares
 outstanding:
    Basic                               3,052     3,027     3,038     3,027
    Diluted                             3,188     3,106     3,163     3,027

NET INCOME (LOSS) PER SHARE:
    Basic                               $0.12     $0.00     $0.30    ($0.10)
    Diluted                             $0.11     $0.00     $0.29    ($0.10)

                   Unaudited Selected Balance Sheet Data
                                                                 (Audited)
                                                    As of          As of
                                                September 30,   December 31,
                                                     2015           2014
                                                -------------  -------------
(In thousands)
Cash, cash equivalents, short-term and long-
 term investments                                      $6,676         $3,835
Net working capital                                     7,507          4,460
Total assets                                           14,223         11,052
Stockholders' equity                                  $10,298         $9,258

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce the Drug Substance (active pharmaceutical ingredient) for Mast Out(R); the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance for Mast Out(R); factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized below and uncertainties otherwise referred to in this press release.

Contact:
Michael F. Brigham
President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com